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                                                                  EXHIBIT 10

                                                            EXECUTION COPY
February 24, 2006

President Casinos, Inc.
President Riverboat Casinos-Missouri, Inc.
1000 North Leonor K. Sullivan Blvd.
St. Louis, MO 63102-2568

Re:  Parking area known as "Cherrick Lot"

Gentlemen:

This letter is being delivered to you simultaneously with the execution and delivery of a Riverboat Casino Sale and Purchase Agreement, dated the date of this letter, among Pinnacle Entertainment, Inc., as "Buyer," President Casinos, Inc., as "Seller," and President Riverboat Casinos-Missouri, Inc., as "Company" (the "Purchase Agreement"). Capitalized terms used in this letter, that are not defined in this letter, have the meanings given to them in the Purchase Agreement.

We understand that the parking lot primarily used by the Company's patrons for the last several years is located directly across Leonor K. Sullivan Blvd. (formerly known as Wharf Street) from the Riverboat Casino, which lot is commonly referred to as the "Cherrick Lot", and which has the following legal description:

     Parcel 1:
     Lot "A" of Cherrick's Subdivision, according to the plat thereof recorded in Plat Book 70 page 29 of the St. Louis City Records and in City Block 17 and 18 of the City of St. Louis, State of Missouri

     Parcel 2:
     Lot "C" of Cherrick's Subdivision, according to the plat thereof recorded in Plat Book 70 page 29 of the St. Louis City Records and in City Block 18 of the City of St. Louis, State of Missouri

The Cherrick Lot is the subject of a condemnation proceeding commenced by the Land Clearance for Redevelopment Authority for the City of St. Louis, Missouri ("LCRA"). Buyer is building a new casino project near the Cherrick Lot and has acquired an option from the LCRA to purchase the Cherrick Lot after it has been taken by the LCRA in the condemnation proceeding (the "Option Agreement"). The Company and the Unsecured Creditors' Committee in the Company's bankruptcy case have filed a proceeding in the Bankruptcy Court seeking, among other things, an injunction against the LCRA's prosecution of the condemnation proceeding (the "Condemnation Injunction Litigation"). Both the LCRA and the Buyer are defendants in the Condemnation Injunction Litigation.

We understand that Wimar Tahoe Corporation, an affiliate of Columbia Sussex Corporation ("Wimar"), is the current record owner of the Cherrick Lot, that the Company has requested the Bankruptcy Court to enjoin Wimar from denying the Company and its patrons access to the Cherrick Lot, and that the Company and Wimar are presently involved in various discussions and negotiations

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concerning the Company's potential purchase of the Cherrick Lot, or the negotiation of a lease or other arrangement by which the Cherrick Lot may be available for use in connection with the operation of the Riverboat Casino. Seller and Company have requested that Buyer confirm its intentions with respect to the Cherrick Lot in the event that Buyer or an affiliate of the Buyer acquires an interest therein.

By its signature to this letter, Buyer hereby covenants and agrees as follows:

(1) In the event that the LCRA condemns the Cherrick Lot, Buyer shall exercise the option, pursuant to its legal rights under the Option Agreement, to acquire title to the Cherrick Lot from the LCRA, provided the aggregate price required to be paid as compensation for the Cherrick Lot does not exceed Five Million Dollars ($5,000,000).

(2) If Buyer or any affiliate of Buyer acquires the Cherrick Lot, whether as contemplated by paragraph (1) above or otherwise, Buyer or Buyer's affiliate shall permit patrons of the Company (or any successor of the Company) the exclusive right to park on the Cherrick Lot for a validation fee not exceeding $1.50 per day for each vehicle parked on the Cherrick Lot, such fee to be billed to the Company (or the Company's successor). This exclusive validation arrangement shall extend for a term ending on the earlier of (a) the date on which the Buyer opens its new casino project on Laclede's Landing, or (b) December 31, 2008.

By their signatures to this letter, in consideration of Buyer's covenants and agreements set forth herein, Seller and Company agree to dismiss or withdraw the Condemnation Injunction Litigation without prejudice.

This letter is executed in connection with, and is further consideration for, the various covenants and undertakings of the parties in the Purchase Agreement. The undertakings of the parties in this letter shall survive any termination of the Purchase Agreement, regardless of the reason for such termination.

This agreement is subject to approval of the United States Bankruptcy Court for the Eastern District of Missouri. The parties hereby agree to continue the Condemnation Injunction Litigation pending such approval.

If this comports with your understanding, please sign all three counterparts of this letter, and return one (1) fully signed original of this letter to the undersigned.

Very truly yours,

Pinnacle Entertainment, Inc.


By     /s/ Wade Hundley
  ----------------------------
Title  President
     -------------------------


Accepted and Agreed this 24th day of February, 2006:

President Casinos, Inc.             President Riverboat Casinos-Missouri, Inc.



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By     /s/ Ralph J. Vaclavik        By     /s/ Ralph J. Vaclavik
  ----------------------------        ----------------------------
Title  Senior VP & CFO              Title  Senior VP & CFO
     -------------------------           -------------------------